                                     [LOGO]


                           MOLECULAR BIOSYSTEMS, INC.
                            10030 Barnes Canyon Road
                           San Diego, California 92121


                                    NOTICE OF
                    YEAR 2000 ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 22, 2000

Dear Stockholder:

         You are cordially invited to attend the year 2000 Annual Meeting of Stockholders of Molecular Biosystems, Inc. (the "Company"), which will be held on September 22, 2000, at 1:00 p.m. PDT at the Company's principal offices at 10030 Barnes Canyon Road, San Diego, CA 92121, for the following purposes:

         1. ELECTION OF DIRECTORS. To elect a Board of Directors to serve for the ensuing year.

         2. RETENTION OF INDEPENDENT PUBLIC ACCOUNTANTS. To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the ensuing year.

         3. OTHER BUSINESS. To transact any other business that properly comes before the meeting or any adjournment thereof.

         Only stockholders of record at the close of business on July 24, 2000 are entitled to notice of and to vote at the Annual Meeting and any adjournment.

         Your proxy is enclosed. Whether or not you plan to attend the Annual Meeting in person, PLEASE PROMPTLY COMPLETE, SIGN AND RETURN THE ENCLOSED MANAGEMENT PROXY IN THE ENCLOSED RETURN ENVELOPE. If you do attend the Annual Meeting and you have already submitted your proxy, you may still vote personally on each matter brought before the meeting. Thank you for your continued support.

                                          For the Board of Directors,

                                          /s/ BOBBA VENKATADRI
                                          ------------------------------------
                                          Bobba Venkatadri
                                          President and Chief Executive Officer

Dated:       August 8, 2000  San Diego, California

                           MOLECULAR BIOSYSTEMS, INC.
                            10030 Barnes Canyon Road
                           San Diego, California 92121


                               PROXY STATEMENT FOR
                       2000 ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 22 , 2000


                                     GENERAL

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Molecular Biosystems, Inc. (the "Company") for use at the year 2000 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on September 22, 2000 at 1:00 p.m. PDT at the Company's principal offices at 10030 Barnes Canyon Road, San Diego, CA 92121, and at all adjournments of the meeting.

         This Proxy Statement, the accompanying notice and proxy are being mailed to stockholders on or about August 8, 2000.

         The Company's 2000 Annual Report, including financial statements for the year ended March 31, 2000, is being mailed to all stockholders concurrently with this Proxy Statement. Stockholders are referred to the year 2000 Annual Report for financial and other information about the Company, but the report is not incorporated in this Proxy Statement and is not a part of the proxy soliciting material.

         A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 2000, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE TO EACH STOCKHOLDER WITHOUT CHARGE ON WRITTEN REQUEST TO BOBBA VENKATADRI, (CHIEF EXECUTIVE OFFICER), AT 10030 BARNES CANYON ROAD, SAN DIEGO, CALIFORNIA 92121.

REVOCABILITY OF PROXIES

         A proxy for use in connection with the Annual Meeting is enclosed. Any stockholder who signs and delivers a proxy has the right to revoke it, at any time before it is exercised, by filing a signed revocation with the Secretary of the Company or by filing a duly signed proxy bearing a later date. In addition, the powers of the proxyholders will be revoked if the person signing the proxy is present at the Annual Meeting and elects to vote in person. Subject to these rights of revocation, all shares represented by a properly signed proxy received in time for the Annual Meeting will be voted by the proxyholders in accordance with the instructions on the proxy. IF NO INSTRUCTION IS SPECIFIED WITH REGARD TO A MATTER TO BE ACTED UPON, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

SHARES OUTSTANDING AND VOTING RIGHTS

         There were approximately 18,858,789 shares of the Company's Common Stock outstanding on July 24, 2000, which has been fixed as the record date for the purpose of determining the stockholders entitled to notice of and to vote at the Annual Meeting. Each holder of shares of the Company's Common Stock will be entitled to one vote, in person or by proxy, for each share of Common Stock held of record as of the record date, on any matter submitted to a vote of the stockholders at the Annual Meeting.

         One-half of the outstanding shares of the Company's Common Stock, represented in person or by proxy, will constitute a quorum at the Annual Meeting. Shares with respect to which authority to vote is withheld, abstentions and shares held of record by a broker or its nominee ("broker shares") that are voted on any matter will be included in determining the shares present. Broker shares that are not voted on any matter will not be included in determining the shares present. The election of each director and the approval of any other matter submitted to a vote of the stockholders requires the affirmative vote of a majority of the shares voting. Shares with respect to which authority is withheld, abstentions and broker shares that are not voted will not be included in determining the number of shares voting on the election of directors or any other matter submitted to a vote of the stockholders.

                                    ITEM ONE

                              ELECTION OF DIRECTORS

         The Company's Board of Directors currently consists of seven members. Seven directors are to be elected at the Annual Meeting, each of whom is to serve until the next Annual Meeting. The seven nominees for election are now serving as directors, and the proxyholders named in the accompanying proxy will vote the shares represented by the proxy FOR the seven nominees unless authority to vote has been withheld on the proxy returned by the stockholder.
Directors are elected by a majority of the shares voting.

         There is set forth below for each of the seven nominees for election as a director his principal occupation, age, the year that he became a director of the Company and additional biographical data:

BOBBA VENKATADRI, 56
President and Chief Executive Officer

         Bobba Venkatadri has served as the Company's President since October 1995 and as a director of the Company since November 1995. He served as Chief Operating Officer from October 1995 until May 1997, at which time he was elected by the Company's Board to the office of Chief Executive Officer. He held the position of Executive Vice President of the Pharmaceutical Division of Centocor, Inc., from September 1992 until he joined the Company, and as Vice President - Operations of Centocor's Pharmaceutical Division from March 1992 to September 1992. He was employed by Warner-Lambert Company from 1967 until February 1992 in a variety of Senior Management positions including, Senior Director, Pharmaceutical Operations, President of Warner-Lambert, Indonesia, and Vice President Parke-Davis Operations, USA. Mr. Venkatadri serves on the Boards of the San Diego YMCA and American Heart Association.

DAVID W. BARRY, M.D., 56
Chairman and Chief Executive Officer
Triangle Pharmaceuticals, Inc.

         David W. Barry, M.D., was elected to the Company's Board of Directors in May 1996. He currently serves as Chairman and Chief Executive Officer of Triangle Pharmaceuticals, Inc. Prior to joining Triangle Pharmaceuticals in 1995, Dr. Barry served for 18 years with Burroughs Wellcome and the Wellcome Foundation in various positions, including Worldwide Group Director, Research, Development & Medical Affairs of the Wellcome Foundation; President of the Wellcome Research Laboratories; and a member of the Board of Directors for the Wellcome Foundation and Wellcome PLC. He previously spent five years with the U.S. Food and Drug Administration in various capacities. Dr. Barry received his medical degree from Yale University School of Medicine.

ROBERT W. BRIGHTFELT, 56
President, Global Products
Dade Behring, Inc.

         Robert W. Brightfelt has served as a director of the Company since October 1987. Mr. Brightfelt received his B.S. and M.S. degrees in mechanical engineering from the University of Nebraska in 1965 and 1967, respectively, and his M.B.A. from the University of Georgia in 1970. He joined the DuPont Company in 1967 as a mechanical engineer and held various management positions in Dupont's Medical Products Department. Mr. Brightfelt retired from DuPont in May, 1996, and currently serves as President, Global Products, and as a member of the Board of Directors for Dade Behring, Inc.

CHARLES C. EDWARDS, M.D., 76

         Charles C. Edwards, M. D., has served as a director of the Company since March 1987. In 1969, he was appointed by President Nixon as Commissioner of the U. S. Food and Drug Administration, and in 1973 he was appointed Assistant Secretary for Health in the U.S. Department of Health, Education and Welfare. In 1977, Dr. Edwards assumed the position of President and Chief Executive Officer of Scripps Clinic and Research Foundation and served in that position until 1991. In 1991, he was appointed the President and Chief Executive Officer of the Scripps Institutions of Medicine and Science and served in that position until 1993. Dr. Edwards currently serves as a director of Bergen Brunswig Corporation, Northern Trust of California and the IDEC Pharmaceutical Corporation. Additionally, Dr. Edwards serves on the Board of Trustees of the Scripps Research Institute, the Scripps Institutes of Medicine and Science, the San Diego Hospice and the San Diego YMCA. He received his medical degree from the University of Colorado in 1948, and received his surgical training at the Mayo Clinic in Rochester, Minnesota.

JERRY T. JACKSON, 59

         Jerry T. Jackson has served as a director of the Company since December 1996. From 1965 until his retirement in 1995, Mr. Jackson was employed with Merck & Company, Inc. in various management positions. From 1993 until retirement, he held the position of Executive Vice President of Merck. During this time, Mr. Jackson had responsibility for Merck's International Human Health Division, Worldwide Human Vaccines, the AgVet Division, Astra/Merck U.S. Operations and Worldwide Marketing. Mr. Jackson was Senior Vice President of Merck & Company, Inc. from 1991 to 1992 and previously was President of Merck Sharp and Dohme International. Mr. Jackson also currently serves as a director on the boards of CorTherapeutics, Inc., Crescendo Pharmaceutials Corp., and SunPharm Corporation.

GORDON C. LUCE, 74

         Gordon C. Luce has served as a director of the Company since June 1989. Mr. Luce joined Great American First Savings Bank in San Diego, California in 1969 as its President and Chief Executive Officer and held the position of Chairman of the Board from 1979 until his retirement in July 1990. During 1982, he was an Alternate Delegate to the United Nations and has served as a member of three Presidential commissions. Mr. Luce is a former Chairman of Scripps Clinic and Research Foundation and Scripps Health and is a former trustee of Scripps Research Institute. He is a Life Trustee of the University of Southern California in Los Angeles.

DAVID RUBINFIEN, 79

         David Rubinfien has served as a director of the Company since December 1985. He held the position of President and Chief Executive Officer of Systemix, Inc. from January 1989 until January 1991, and from 1985 to 1988 he was Chairman and Chief Executive Officer of Microgenics Corporation in Concord, California. From 1973 to 1984, he held several key positions at Syntex Corporation in Palo Alto, California. Mr. Rubinfien also currently serves as a director of Matritech, Inc., another publicly held company.


COMMITTEES OF THE BOARD OF DIRECTORS

         The Company's Board of Directors has standing Executive, Audit, Compensation and Officer Options Committees. It does not have a standing nominating committee.

         Mr. Venkatadri is currently the only member of the Executive Committee; the remaining position is vacant. The Executive Committee generally possesses the same powers as the full Board of Directors to manage the affairs of the Company, but may not amend the Company's certificate of incorporation or by-laws or make recommendations to the stockholders with respect to the merger, consolidation or dissolution of the Company or the sale of all or substantially all of the Company's assets.

         The Audit Committee, composed of Messrs. Brightfelt, Jackson, Luce and Rubinfien, reviews the scope and results of the independent public accountants' engagement, the Company's internal accounting controls and other pertinent auditing and internal control matters.

         The Compensation Committee, composed of Messrs. Brightfelt and Rubinfien and Drs. Barry and Edwards, reviews and recommends to the Board of Directors the compensation levels of the Company's executive officers. In addition, the Compensation Committee reviews the procedures involved in setting management compensation and employee benefits. Acting as the Officer Options Committee, the Compensation Committee administers the Company's stock option plans as they relate to the executive officers of the Company.

MEETINGS

         During the fiscal year ended March 31, 2000, the Board of Directors held 10 meetings, including five held by teleconference. The Audit Committee and the Compensation Committee each met once during the year. Messrs. Luce, Rubinfien and Venkatadri each attended all 10 meetings of the Board; Dr. Barry and Mr. Brightfelt each attended nine meetings; Dr. Edwards attended seven meetings; and Mr. Jackson attended eight meetings. All of the members of the Audit Committee attended its one meeting. All of the members of the Compensation Committee, other than Dr. Barry, attended its one meeting.

DIRECTORS' COMPENSATION

         Directors receive a retainer of $8,000 per year, and a fee of $750 is paid to each director for attendance at each regular committee meeting. Generally, no additional fees are paid for attendance at Board meetings; however, in recognition of the extraordinary service rendered by the directors, including participation in five special Board meetings during calendar year 1999 and participation in the due diligence process with respect to the Company's proposed merger with Palatin Technologies, Inc., the Company approved the payment of $3,500 to each non-employee director. Furthermore, pursuant to the terms of the 1998 Stock Option Plan, on the date of each Annual Meeting of Stockholders, each individual who is to continue to serve as a non-employee director automatically will be granted a non-statutory option to purchase 6,500 shares of the Company's common stock, provided that he has served as a non-employee director for at least six months and is not an owner of more than 5% of the stock of the Company.


                                 STOCK OWNERSHIP

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information regarding the beneficial ownership of each person (other than directors and executive officers of the Company) known to the Company to own more than 5% of the Company's outstanding Common Stock as of July 24, 2000:


          Shares of                                 Shares of                           Percent of
      Name and Address of                          Common Stock                         Outstanding
        Beneficial Owner                         Beneficially Owned                     Common Stock
        ----------------                         ------------------                     ------------
 State of Wisconsin Investment Board
  P.O. Box 7842                                      3,598,400                            19.37%
  Madison, WI 53707

Mallinckrodt Group, Inc.
  675 McDonnell Blvd.                                1,300,579                             7.00%
  St. Louis, MO 63134


STOCK OWNERSHIP OF DIRECTORS AND OFFICERS

         The following table sets forth certain information regarding the shares of the Company's Common Stock beneficially owned as of July 24, 2000 by (i) each director and nominee for director, (ii) each executive officer named in the Summary Compensation Table on page 6 and (iii) all of the directors and executive officers of the Company as a group:


                                                 Shares of                 Percent of
                                                Common Stock              Outstanding
                                                Beneficially                 Common
Name                                            Owned (1)(2)               Stock (3)
------------------------------------         -------------------         ---------------
Bobba Venkatadri                                        654,378              3.26%
David W. Barry, M.D.                                     19,500                *
Robert W. Brightfelt                                     39,500                *
Charles C. Edwards, M.D.                                 34,500                *
Jerry T. Jackson                                         44,500                *
Gordon C. Luce                                           37,000                *
David Rubinfien                                          34,500                *
Howard Dittrich, M.D.                                   261,024              1.30%
Elizabeth Hougen (4)                                    117,325                *
Joni Harvey (4)                                         211,532              1.05%



All directors and executive
officers as a group - 10 persons.                     1,453,759              7.24%


*        Represents less than 1% of the Company's outstanding Common Stock.

(1) Each person named has voting and investment power over the shares listed, and these powers are exercised solely by the person named or shared with a spouse.

(2) The shares listed for each person named or the group include shares of the Company's Common Stock subject to stock options exercisable on or within 60 days after July 24, 2000. These shares are as follows: Mr. Venkatadri, 572,675 shares; Dr. Barry, 19,500 shares; Mr. Brightfelt, 34,500 shares; Dr. Edwards, 34,500 shares; Mr. Jackson, 34,500 shares; Mr. Luce, 34,500 shares; Mr. Rubinfien, 34,500 shares; Dr. Dittrich, 200,550 shares; Ms. Hougen, 86,000 shares; Ms. Harvey, 175,000 shares; and the group of all directors and executive officers, 1,226,225 shares.

(3) The percentage for each person named or the group has been determined by including in the number of shares of the Company's outstanding Common Stock the number of shares subject to stock options exercisable by that person or group on or within 60 days after July 24, 2000.

(4)      These persons terminated from service in April 2000.



                             EXECUTIVE COMPENSATION


SUMMARY COMPENSATION TABLE

    The following table sets forth the compensation paid by the Company during the fiscal years ended March 31, 2000, 1999 and 1998 to the following persons (the "named executive officers"): (i) the Chief Executive Officer, and (ii) each of the other most highly compensated executive officers of the Company serving as of the fiscal year end on March 31, 2000.


                                                 Annual Compensation                              Long-Term Compensation
                                      -------------------------------------------      -------------------------------------------
                              Year                                  Other Annual       Restricted      Securities     All Other
                             Ended                                  Compensation         Stock         Underlying    Compensation
Name                        March 31  Salary ($)   Bonus ($)            ($)            Award ($)       Options (#)     ($) (8)
--------------------------- --------- ----------- ------------      -------------      ----------      ------------  -------------
Bobba Venkatadri              2000       298,122       47,040   (1)            -               -            11,662          2,982
  President, Chief            1999       311,355      103,800   (2)            -          79,688   (6)     213,513          3,115
  Executive Officer           1998       299,141       55,899   (3)       37,606   (5)         -           100,000          3,269
  and Member of the
  Executive Committee

Howard Dittrich, M.D.         2000       250,000       37,495   (1)            -               -                 -          2,000
  Executive Vice              1999       235,303      103,300   (4)            -          63,750   (6)     131,300          4,005
  President                   1998       196,538       29,910   (3)            -               -            32,000          3,374

Elizabeth L. Hougen           2000       129,000       21,276   (1)            -               -                 -          2,462
  Executive Director -        1999       110,046       12,178   (2)            -          38,250   (6)      63,000          1,833
  Finance and Chief           1998        87,500        5,274   (3)        1,500   (7)         -             9,500          1,833
  Financial Officer

Joni Harvey                   2000       163,500       23,829   (1)            -               -                 -              -
  Vice President -            1999       149,500       31,900   (2)            -          47,813   (6)      91,000              -
  Operations                  1998       129,231       30,570   (3)            -               -            24,000              -



(1)      Represents retention bonuses for the fiscal year ended March 31, 2000.

(2) Paid in respect of performance for the fiscal year ended March 31, 1998.

(3) Paid in respect of performance for the fiscal year ended March 31, 1997.

(4) Includes $40,800 paid in respect of performance for fiscal year ended March 31, 1998, and $62,500 paid in recognition of promotion to Executive Vice-President in February 1999.

(5)      Represents relocation expense payment.

(6) Awarded in respect of performance as a retention bonus. The shares were awarded as follows: Mr. Venkatadri, 25,000 shares; Dr. Dittrich, 20,000 shares; Ms. Hougen, 12,000 shares; Ms. Harvey, 15,000 shares. The shares were granted in December 1998 and issued in May 1999. These shares fully vested on February 1, 2000. Once vested, the shares are immediately taxable to the recipients and the officers have the ability to immediately trade these shares.

(7)      Represents proceeds from same day sale of nonqualified stock options.

(8) These amounts represent the Company's matching contribution under the Company's 401(k) plan. For each of the fiscal years ended March 31, 2000, 1999 and 1998, the matching contribution was 2% of the first 6% contributed by each participant.

OPTION GRANTS IN LAST FISCAL YEAR

         The Company granted stock options under the Company's 1998 Stock Option Plan in respect of performance during the fiscal year ended March 31, 2000. The following table sets forth each grant of stock options made during the fiscal year ended March 31, 2000 to the named executive officer:


                                                 % of Total                                Potential Realizable Value
                            Number of             Options        Exercise                    at Assumed Annual Rates
                            Securities           Granted to       Price                    of Stock Price Appreciation
                            Underlying           Employees         Per       Expiration          for Option Term
Name                       Options (#)         in Fiscal Year     Share         Date        5% ($) (2)    10% ($) (2)
-------------------------  -------------       ---------------  -----------  ------------  -------------  -------------
Bobba Venkatadri                 11,662  (1)        5.3%           $  0.89        4/1/09      $  40,709       $ 70.949


(1) These options were granted on April 1, 1999 under the Company's 1998 Stock Option Plan ins exchange for a salary deferral of $21,000.

(2) The dollar amounts presented in these columns are the results of calculations at the 5% and 10% annual rates of stock appreciation prescribed by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the Company's stock price. No gain to the optionees is possible without an increase in the price of the Company's stock, which will correspondingly benefit all stockholders. For options granted during fiscal year ended March 31, 2000, assuming 5% and 10% compounded annual appreciation of the stock price over the term of the options, the average price of a share of Common Stock would be $3.49 and $6.08, respectively, on March 31, 2010.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

         None of the named executive officers exercised stock options during the fiscal year ended March 31, 2000. The following table sets forth, for each of the named executive officers, the fiscal year-end number and value of unexercised options:


                                            Number of Securities                  Value of Unexercised
                                           Underlying Unexercised                      In-the-Money
                                           Options at 3/31/00 (#)              Options at 3/31/00 ($) (1)
                                       --------------------------------      --------------------------------
     Name                              Exercisable      Unexercisable         Exercisable      Unexercisable
     ----------------------------      -------------   ----------------      -------------   ----------------
     Bobba Venkatadri                     571,703          138,472             $  7,298          $     353

     Howard Dittrich, M.D.                193,050           87,250                    -                  -

     Elizabeth L. Hougen                   61,333           24,667                    -                  -

     Joni Harvey                          123,000           52,000                    -                  -


(1) Based on the $ 1.25 per share closing price of the Company's Common Stock on March 31, 2000.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

         As of April 1, 2000, Mr. Venkatadri is paid an annual salary of $315,000; Dr. Dittrich is paid an annual salary of $250,000. The Company's employment contracts with its executive officers are of indefinite duration, subject, however, to termination in certain events.

         In April 2000, two executive officers, Ms. Hougen and Ms. Harvey terminated their employment with the company. In accordance with employment agreements, both Ms. Hougen and Ms. Harvey received severance in the amount of 12 months salary.

         The Company currently has employment contracts with all executive officers of the Company. In the event of the termination of these employment agreements as a result of (i) a termination without cause within 2 years following a change of control or (ii) a constructive termination, MBI is required to pay severance in an amount ranging from 1.5 to 3 times (A) the officer's base salary in effect immediately prior to the change of control and
(B) the higher of (x) 100% of the officer's target bonus as determined under MBI's incentive compensation plan or (y) an average of the three most recent bonuses awarded to the officer (collectively, referred to as "Severance Payments").

         The employment agreements contain a limitation providing that the Severance Payments will be reduced as necessary so that their present value does not exceed 2.99 times the officer's base amount, as "base amount" is defined in ss. 280G(b)(3) of the Internal Revenue Code.

         Additionally, the employment agreements specify that during the period of time in which Severance Payments are being paid to the officer, MBI is required to provide COBRA continuation coverage to the officer and dependents who are insured at the time of termination under the Company's medical, dental and vision insurance plans, and to assume the cost of continuation coverage provided to the officer and his or her covered dependents.

         The employment agreements also provide that, in the event of a change of control (whether or not followed by termination of employment), all stock options under any MBI stock option plan which the officer holds at the time of such change of control shall become fully "vested" (I.E., immediately exercisable).


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The compensation of the Company's executive officers is determined generally by the Compensation Committee of the Company's Board of Directors. The four members of the Compensation Committee, Drs. Edwards and Barry and Messrs. Brightfelt and Rubinfien, are outside directors of the Company.

         Decisions of the Compensation Committee relating to executive officers' base salaries and cash bonuses are reviewed and approved on an annual basis by the full Board; decisions of the Compensation Committee relating to executive officers' stock options are not subject to the Board's review.

         The Company's fiscal year begins on April 1. Compensation for fiscal year 2000 accordingly covers the calendar months of April through December 1999 and January through March 2000. Decisions as to salary increases for fiscal year 2000 were based on performance during fiscal year 1999 (i.e., April through December 1998 and January through March 1999).

EXECUTIVE COMPENSATION POLICIES

         The Company's executive compensation policies seek to coordinate compensation with the Company's product development goals, performance objectives and business strategy. These policies are intended to attract, motivate and retain executive officers whose contributions are critical to the Company's long-term success and to reward executive officers for attaining individual and corporate objectives which enhance stockholder value.

         In the past, the Company's compensation program for its executive officers consisted of a base salary and incentive compensation paid in the form of a cash bonus and stock options. In light of the Company's financial performance and its failure to meet its fiscal year 1999 performance objectives, the Company opted not to have any incentive compensation plan in fiscal year 2000. However, pursuant to an officer retention incentive and compensation program, the Company paid retention bonuses in February 2000. These bonuses were part of a Company-wide employee retention program, which was recommended by management, reviewed by the Compensation Committee and approved by the Board of Directors in December 1998. The program was implemented in response to a need to retain key corporate personnel amidst an overall workforce reduction following the Company's strategic decision to outsource manufacturing.

         SALARIES. The Compensation Committee determines the salaries of executive officers on the basis of (i) the individual officers' scope of responsibilities and level of experience, (ii) the rate of inflation, (iii) the range of the Company's merit increases for its employees generally and (iv) the salaries paid to comparable officers in comparable companies. The Compensation Committee has not commissioned a formal survey of executive officer compensation at comparable companies, but has relied on published salary surveys for general indications of salary trends and informal surveys by the Company of other biomedical companies of roughly similar size.

         For fiscal year 2000, Mr. Venkatadri received a salary increase of $21,000, or 6.7%, to $336,000; Dr. Dittrich did not receive a salary increase and continued at his current salary of $250,000; Ms. Harvey received a salary increase of $14,000, or 9.4%, to $163,500; and Ms. Hougen received a salary increase of $4,000, or 3.2%, to $129,000. Mr. Venkatadri elected to defer his salary increase pursuant to the salary deferral feature of the Company's 1998 Stock Option Plan.

         CASH BONUSES. In February 2000, the Company awarded cash bonuses of $47,040, $37,495, $23,829 and $21,276 to Mr. Venkatadri, Dr. Dittrich, Ms.
Harvey and Ms. Hougen, respectively, pursuant to the Company's officer retention incentive and compensation program.

         STOCK OPTIONS AND RESTRICTED STOCK GRANTS. No stock options or restricted stock grants were given to executive officers in fiscal year 2000, with the exception that Mr. Venkatadri received stock options on April 1, 1999 for 11,662 shares in exchange for his salary deferral of $21,000 as noted above.

         COMPANY-WIDE PERFORMANCE AND OTHER FACTORS INFLUENCING COMPENSATION DECISIONS. The principal Company-wide factor influencing the Compensation Committee's decisions in respect of cash retention bonuses was the need to retain key corporate personnel amidst an overall workforce reduction, as discussed above.

         The Compensation Committee's decision not to give cash incentive bonuses was based on the Company's failure to achieve a number of its performance objectives, as well as certain issues relating to the Company's contemplated (but ultimately abortive) merger with Palatin Technologies, Inc.

         The Compensation Committee's decision not to give stock options or restricted stock grants to executive officers was based on the reasoning that such long-term incentive compensation vehicles were not appropriate in light of the fact that, due to the contemplated merger, a majority of the senior management team would no longer be employed by the Company after June 2000.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

         The Compensation Committee determined Mr. Venkatadri's compensation for fiscal year 2000 on the basis of the criteria applicable to the Company's executive officers generally.

         As noted, Mr. Venkatadri received a salary increase for the fiscal year 2000 of $21,000, or 6.7%, to $336,000 and, in addition, was awarded a cash retention bonus of $47,040 in February 2000.


                                            Compensation Committee

                                            David W. Barry, M.D.
                                            Robert W. Brightfelt
                                            Charles C. Edward, M.D.
                                            David  Rubinfien

                           STOCK PERFORMANCE CHART


         The graph set forth below compares cumulative total stockholder return on the Company's Common Stock for the five years ended March 31, 2000, with the cumulative total return over the same period of companies on the Standard & Poor's Smallcap 600 Stock Total Return Index, and the NASDAQ Pharmaceutical Index. The NASDAQ Pharmaceutical Index represents all companies trading on NASDAQ under the Standard Industrial Classification
(SIC) Code for pharmaceuticals, including biotechnology companies. The graph assumes that $100 was invested on March 31, 1995 in the Company and each of the two indices and that all dividends were reinvested. It should be noted that the Company has not paid dividends on its Common Stock, and no dividends are included in the representation of the Company's performance. The cumulative total stockholder return on the Company's Common Stock shown on the graph below is not necessarily indicative of future performance.


                                            CUMULATIVE TOTAL RETURN
                               -------------------------------------------------
                                 3/95    3/96    3/97    3/98    3/99    3/00

MOLECULAR BIOSYSTEMS, INC.        100     106     112     114      32      15
S & P SMALLCAP 600                100     131     142     210     177     231
NASDAQ PHARMACEUTICAL             100     176     161     193     245     509


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         During the fiscal year ended March 31, 1997, the Company entered into a real estate investment agreement with Mr. Vendatadri and his wife in connection with the purchase of their home in San Diego, California. The Company contributed $300,000 to the purchase and acquired an undivided 53% interest in the home as tenants in common with Mr. and Mrs. Venkatadri.

                                    ITEM TWO

                           APPROVAL OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors of the Company has appointed the firm of Arthur Andersen LLP as independent public accountants for the Company for the fiscal year ending March 31, 2001. Arthur Andersen LLP has served as the Company's independent public accountants since January 1981. The proxyholders named in the accompanying proxy will vote the shares represented by the proxy FOR approval of the appointment of Arthur Andersen LLP for the year ending March 31, 2001. If the appointment of Arthur Andersen LLP is not approved, the Board of Directors may reconsider the appointment.

         Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.




                     COMPLIANCE WITH REPORTING REQUIREMENTS

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and any persons holding more than ten percent of the Company's stock to report their initial ownership of the Company's stock and any subsequent changes in ownership to the Securities and Exchange Commission. Reports of changes in ownership generally are required to be filed by the tenth day of the month following the transaction.

         Based solely on its review of copies of such reports, the Company believes that during the fiscal year ended March 31, 2000, all filing requirements applicable to its directors, executive officers and other beneficial owners holding more than ten percent of the Company's common stock were satisfied.


                                  OTHER MATTERS

         The Board of Directors has no knowledge of any other business to come before the Annual Meeting and does not intend to present any other matters. However, if any other business properly comes before the meeting or any adjournment of the meeting, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their best judgment.

         The cost of this solicitation of proxies will be borne by the Company. Some officers and regular employees of the Company may solicit proxies in person or by mail, telephone or telecopier, but will not receive any additional compensation for their services. The Company may also request brokerage firms, banks and other custodians, nominees and fiduciaries to forward soliciting material to the persons for whom they hold shares of the Company's Common Stock, and may reimburse their reasonable expenses in doing so.

                              STOCKHOLDER PROPOSALS

         Any stockholder of the Company who wishes to present a proposal to be considered at the 2001 Annual Meeting of the Stockholders, and who wishes to have the proposal included in the Company's proxy statement and form of proxy relating to that meeting, must deliver the proposal in writing to the Company at 10030 Barnes Canyon Road, San Diego, California 92121, no later than April 4, 2001


                                          For the Board of Directors,

                                          /s/ BOBBA VENKATADRI
                                          ------------------------------------
                                          Bobba Venkatadri
                                          President and Chief Executive Officer

Dated:   August 8, 2000
         San Diego, California

P R O X Y                  MOLECULAR BIOSYSTEMS, INC.                  P R O X Y

                            10030 BARNES CANYON ROAD
                              SAN DIEGO, CA 92121
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned stockholder of Molecular Biosystems, Inc., hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated August 8, 2000 and hereby appoints Bobba Venkatadri and Howard Dittrich, M.D., proxies and attorneys-in-fact, with full power of substitution, to represent and vote as designated below all of the shares of Common Stock of Molecular Biosystems, Inc. held of record by the undersigned on July 24, 2000, at the 2000 Annual Meeting of Stockholders to be held on September 22, 2000, at 1:00 p.m. PDT at the Company's offices at 10030 Barnes Canyon Road, or at any adjournments thereof.

Please mark your votes in connection with the following proposals:

1.   ELECTION OF DIRECTORS         / /  FOR all nominees listed below           / /  WITHHOLD AUTHORITY
                                   (except as marked to the contrary below)     To vote for all nominees listed below

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A
                    LINE THROUGH THE NOMINEE'S NAME BELOW.)

   David W. Barry, Robert W. Brightfelt, Charles C. Edwards, Jerry T. Jackson
               Gordon C. Luce, David Rubinfien, Bobba Venkatadri

2.   Approve appointment of Arthur Andersen LLP as independent auditors.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

                                SEE REVERSE SIDE

    IN THEIR DISCRETION, THE PROXIES ARE EACH AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR (PROPOSAL 1) AND FOR PROPOSAL 2. AS TO ANY OTHER ITEM OF BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN THE BEST JUDGMENT OF THE APPOINTED PROXIES.

    Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as an attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name, by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                              DATED:
                                                    ----------------------------


                                              ----------------------------------
                                                          Signature

                                              ----------------------------------
                                                  Signature if held jointly

   PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED
                                    ENVELOPE